CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our report dated August 11, 2006 on the financial statements and financial highlights of Hussman Investment Trust, comprised of Hussman Strategic Growth Fund and Hussman Strategic Total Return Fund, in Post-Effective Amendment Number 8 to the Registration Statement (Form N-1A, No. 333-35342), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2006, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Cincinnati, Ohio
October 23, 2006